Ziegler, Ziegler & Associates LLP
Counselors at Law
570 Lexington Avenue, 44th Floor
New York, New York 10022
(212) 319-7600
Telecopier (212) 319-7605

June 22, 2006

JPMorgan Chase Bank, N.A., as Depositary
4 New York Plaza
New York, New York 10004

American Depositary Shares
evidenced by American Depositary
Receipts for deposited common shares of
Canon Inc. (Canon Kabushiki Kaisha)

Dear Sirs:

Referring to the Registration Statement on Form F-6 relating to the above-entitled American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") each ADS representing representing one common share of Canon Inc. (Canon Kabushiki Kaisha) (the "Company"), a corporation incorporated under the laws of Japan. Capitalized terms used herein that are not herein defined shall have the meanings assigned to them in the Deposit Agreement (the "Deposit Agreement") appearing, or incorporated by reference, in Exhibit (a)(1) to the Registration Statement, and the amendment thereto appearing, or incorporated by reference in, Exhibit (a)(2) to the Registration Statement (the Deposit Agreement, as so amended, being the "Amended Deposit Agreement").

In rendering the opinions set forth herein, we have assumed that (i) the Amended Deposit Agreement was duly authorized, executed and delivered by the Company and the Depositary and constitutes a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, (ii) the relevant Deposited Securities will have been duly deposited with a Custodian under and in accordance with all applicable laws and regulations, (iii) that the choice of New York law contained in the Amended Deposit Agreement is legal and valid under the laws of Japan and (iv) that insofar as any obligation under the Amended Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Amended Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Amended Deposit Agreement and the ADRs.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit d of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/Ziegler, Ziegler & Associates LLP